Exhibit 99.1

For further information, contact:

Rebecca Demy Corporate Controller Phone: (503) 257-8766 /e-mail: rebeccademy@TRM.com

TRM Corporation Announces NASDAQ SmallCap Listing

Portland, Oregon: October 2, 2002 --- TRM Corporation (NASDAQ: TRMM) today announced that the Nasdaq Stock Market has approved the Company’s request to transfer its common stock to the Nasdaq SmallCap Market from the Nasdaq National Market effective opening of business, September 30, 2002.  The stock will continue trading under the symbol “TRMM” and investors should experience no material difference in how they obtain stock price quotes or news about the Company.  Additionally, the transfer should not affect how the Company’s shares are bought or sold.

The Company has previously reported that it has been unable to meet the $1.00 per share closing bid requirement of the Nasdaq National Market.  While the Nasdaq SmallCap Market has the same $1.00 requirement, the Company has until at least February 11, 2003 to demonstrate compliance with such requirement.  If the Company fails to demonstrate compliance by February 11, 2003, the Company may be eligible for a grace period of 180 days after such date to demonstrate compliance with the $1.00 closing bid requirement if the Company remains otherwise in compliance with the Nasdaq SmallCap Market initial listing criteria.

FORWARD LOOKING STATEMENT

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth.  Additional information on these and other factors which could affect the Company’s financial results are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement.  Undue reliance should not be placed on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal Securities laws.